EXHIBIT 3.1
SILA REALTY TRUST, INC.
ARTICLES OF AMENDMENT
Sila Realty Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The charter of the Corporation (the “Charter”) is hereby amended to provide that upon the Effective Time (as defined below), every four shares of Class A Common Stock, $0.01 par value per share, Class I Common Stock, $0.01 par value per share, and Class T Common Stock, $0.01 par value per share, of the Corporation, that are issued and outstanding immediately prior to the Effective Time, shall automatically be changed into one share of the same class, $0.04 par value per share, without any further action by the Corporation or the holder thereof.
SECOND: The amendment to the Charter as set forth above has been approved by at least a majority of the entire Board of Directors as required by law and the amendment is limited to a reverse stock split authorized by the Maryland General Corporation Law (the “MGCL”), to be effected without action by the stockholders pursuant to Section 2-309(e) of the MGCL.
THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.
FOURTH: These Articles of Amendment shall become effective at 9:00 a.m. Eastern Time, on May 1, 2024 (the “Effective Time”).
FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Chief Financial Officer, Executive Vice President, Treasurer and Secretary on this 8th day of April, 2024.

ATTEST:		SILA REALTY TRUST, INC.

By:	/s/ Kay C. Neely	By:	/s/ Michael A. Seton
Name:	Kay C. Neely	Name:	Michael A. Seton
Title:	Chief Financial Officer, Executive Vice President, Treasurer and Secretary	Title:	Chief Executive Officer and President